Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation Names Under Which Subsidiary Does Business
Semiconductor Manufacturing International (Shanghai) Corporation	PRC	Semiconductor Manufacturing International (Shanghai) Corporation

Semiconductor Manufacturing International (Beijing) Corporation	PRC	Semiconductor Manufacturing International (Beijing) Corporation

Semiconductor Manufacturing International (Tianjin) Corporation	PRC	Semiconductor Manufacturing International (Tianjin) Corporation

Semiconductor Manufacturing North China (Beijing) Corporation	PRC	Semiconductor Manufacturing North China (Beijing) Corporation